Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Barbara Brungess
Vice President, Corporate & Investor Relations
610-727-7199
bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS

THIRD QUARTER FISCAL YEAR 2014 RESULTS

Now Expects Fiscal 2014 Adjusted Diluted EPS from Continuing Operations to be in the range of $3.89 to $3.94

VALLEY FORGE, PA, July 24, 2014 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2014 third quarter ended June 30, 2014, adjusted diluted earnings per share from continuing operations increased 29.5% percent to $1.01.  Revenue increased 38.5 percent to $30.3 billion in the quarter.  On the basis of U.S. generally accepted accounting principles (GAAP), diluted loss per share from continuing operations was $0.06 for the June quarter of fiscal 2014.  In the tables that follow, we present our GAAP results as well as a reconciliation of GAAP (loss) income from continuing operations to adjusted non-GAAP income from continuing operations.

“We delivered very strong performance in our June quarter, driven by the onboarding of substantial new business, and excellent operational and financial results,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer.  “In addition, we made important progress with our strategic objectives, and continued to make significant long-term investments in our business.  We finalized our agreement to acquire a minority stake in Profarma Distribuidora de Produtos Farmacêuticos S.A., and launched the specialty joint venture in Brazil.  We generated substantial free cash flow, continued to take steps to improve our balance sheet, and positioned ourselves well to meet or exceed our financial objectives for the full fiscal year.”

The comments below compare adjusted results from continuing operations, which exclude:

•    Warrant expense;

•    Gains on antitrust litigation settlements;

•    LIFO expense;

•    Acquisition related intangibles amortization;

•    Employee severance, litigation, and other expenses; and

•    Loss on early retirement of debt.

In addition, we calculate our adjusted earnings per share for each period using a diluted weighted average share count, which excludes the accounting dilution resulting from the impact of the unexercised equity warrants, and the impact from the shares repurchased under our special $650 million share repurchase program.  Solely in connection with the special share repurchase program, we issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing is also excluded from the non-GAAP presentation.

Summary of Adjusted Quarterly Results

•    Revenue:  In the third quarter of fiscal 2014, revenue was $30.3 billion, up 38.5 percent compared to the same quarter in the previous fiscal year, reflecting a 45 percent increase in AmerisourceBergen Drug Corporation (ABDC) revenue, and a 13 percent increase in AmerisourceBergen Specialty Group (ABSG) revenue.

•    Gross Profit:  Gross profit in the fiscal 2014 third quarter was $822.7 million, a 21.2 percent increase over the same period in the previous year, driven by strong overall revenue growth and generic sales in ABDC.  Gross profit as a percentage of revenue decreased 39 basis points to 2.71 percent, primarily due to the substantial increase in lower margin brand business.

•    Operating Expenses:  In the third quarter of fiscal 2014, operating expenses were $429.2 million, up 17.2 percent over the same period in the last fiscal year.  The increase in operating expenses in the quarter was due primarily to costs associated with onboarding the new Walgreen Co. business.  Operating expenses as a percentage of revenue in the fiscal 2014 third quarter were 1.41 percent compared with 1.67 percent for the same period in the previous fiscal year.

•    Operating Income:  In the fiscal 2014 third quarter, operating income of $393.5 million was up 26.0 percent versus the prior year, as the percentage increase in gross profit was higher than the percentage increase in operating expenses. Operating income as a percentage of revenue decreased 13 basis points to 1.30 percent in the fiscal 2014 third quarter compared to the previous year’s third quarter.

•    Tax Rate:  The effective tax rate for the third quarter of fiscal 2014 was 38.0 percent, slightly higher than the previous fiscal year’s third quarter.  Going forward, we expect our annualized effective tax rate to be approximately 38 percent.

•    Earnings Per Share:  Diluted earnings per share from continuing operations were up 29.5 percent to $1.01 in the third quarter of fiscal year 2014 compared to $0.78 in the previous fiscal year’s third quarter, driven by the strong increase in operating income.

•    Shares Outstanding:  Diluted weighted average shares outstanding for the third quarter of fiscal year 2014 were 230.7 million, a 2.1 percent decrease versus the prior year due to share repurchases, offset in part by option exercises.

Segment Discussion

The Pharmaceutical Distribution segment includes both AmerisourceBergen Drug Corporation and AmerisourceBergen Specialty Group.  Other includes AmerisourceBergen Consulting Services (ABCS) and World Courier.

Pharmaceutical Distribution Segment

In the third fiscal quarter of 2014, Pharmaceutical Distribution revenues were $29.8 billion, an increase of 39 percent compared to the same quarter in the prior year.  ABDC revenues increased 45 percent, due primarily to the onboarding of all of the new Walgreens branded pharmaceuticals business and a substantial portion of their generic pharmaceuticals business, and increased branded pharmaceutical sales to our other large customers.  ABSG revenues increased 13 percent, driven by strong performance in our blood products, vaccine and physician office distribution businesses.  Intrasegment revenues between ABDC and ABSG have been eliminated in the presentation of total Pharmaceutical Distribution revenue.  Total intrasegment revenues were $1.1 billion and $809.2 million in the quarters ended June 30, 2014 and 2013, respectively.

Operating income of $359.8 million in the June quarter of fiscal 2014 increased 29 percent compared to the same period in the previous year due to the new Walgreens branded and generic pharmaceuticals business in ABDC, strong contributions from generics overall, and solid performance in ABSG, as slightly lower performance in our community oncology business was offset by strong performance in our blood products and vaccine distribution businesses.

Other

Revenues in Other were $620.3 million in the third quarter of fiscal 2014, an increase of 13 percent over the same period in the prior year.  Operating income of $33.7 million was essentially flat in the third quarter of fiscal 2014, due to solid performance in World Courier being offset by a decline in our consulting businesses.

Fiscal Year 2014 Expectations

AmerisourceBergen now expects adjusted diluted earnings per share from continuing operations in fiscal year 2014 to be in the range of $3.89 to $3.94, an increase of 21 to 23 percent over fiscal 2013.  We expect revenue growth in the 35 percent range, and operating income growth in the high-teens percentage range.  Adjusted operating margin is expected to decline in the high-teens basis points range due to the onboarding of significant new lower margin business and growth in brand pharmaceutical business with our large customers.  We expect free cash flow to be in the high end of the range of $500 to $700 million, with capital expenditures in the $275 million range, and to spend approximately $500 million in share repurchases, subject to market conditions.

Conference Call

The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Time on July 24, 2014.

Participating in the conference call will be:

Steven H. Collis, President & Chief Executive Officer

Tim G. Guttman, Senior Vice President & Chief Financial Officer

The dial-in number for the live call is (612) 332-0720.  No access code is required. The live call will also be webcast via the Company’s website at www.amerisourcebergen.com.  Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast.  A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for thirty days.  The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days.  To access the telephone replay from within the US, dial (800) 475-6701.  From outside the US, dial (320) 365-3844.  The access code for the replay is 331334.

About AmerisourceBergen

AmerisourceBergen is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. With services ranging from drug distribution and niche premium logistics to reimbursement and pharmaceutical consulting services, AmerisourceBergen delivers innovative programs and solutions across the pharmaceutical supply channel. With over $100 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 13,000 people. AmerisourceBergen is ranked #28 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

AmerisourceBergen’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; the retention of key customer or supplier relationships under less favorable economics; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in branded and/or generic pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances, federal and state prosecution of alleged violations of related laws and regulations, and any related litigation, including shareholder derivative lawsuits or other disputes relating to AmerisourceBergen’s distribution of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services and any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare, and the effect of such changes on AmerisourceBergen’s customers; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute; price inflation in branded and generic pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of AmerisourceBergen’s information technology systems; AmerisourceBergen’s inability to realize the anticipated benefits of the implementation of an enterprise resource planning (ERP) system; interest rate and foreign currency exchange rate fluctuations; risks associated with international business operations, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; economic, business, competitive and/or regulatory developments in countries where we do business and/or operate outside of the United States; risks associated with the strategic, long-term relationship among Walgreen Co., Alliance Boots GmbH, and AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of the transaction documents among the parties (including, among others, the distribution agreement or the generics agreement), an impact on AmerisourceBergen’s earnings per share resulting from the issuance of the warrants to subsidiaries of Walgreen Co. and Alliance Boots GmbH (the “Warrants”), an inability to realize anticipated benefits (including benefits resulting from participation in the Walgreens Boots Alliance Development GmbH joint venture), the disruption of AmerisourceBergen’s cash flow and ability to return value to its stockholders in accordance with its past practices, disruption of or changes in vendor, payer and customer relationships and terms, and the reduction of AmerisourceBergen’s operational, strategic or financial flexibility; the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; AmerisourceBergen’s inability to implement its hedging strategy to mitigate the potentially dilutive effect of the issuance of shares of its common stock upon exercise of the Warrants, including its inability to repurchase shares of its common stock under its new share repurchase program due to its financial performance, the current and future share price of its common stock, its expected cash flows, competing priorities for capital, and overall market conditions; AmerisourceBergen’s inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect AmerisourceBergen’s tax positions and/or AmerisourceBergen’s tax liabilities or adverse resolution of challenges to AmerisourceBergen’s tax positions; increased costs of maintaining, or reductions in AmerisourceBergen’s ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; natural disasters or other unexpected events that affect AmerisourceBergen’s operations; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting AmerisourceBergen’s business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) and Item 1 (Business) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and elsewhere in that report and (ii) in other reports.

# # #

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three		Three
	Months Ended		Months Ended
	June 30,	% of	June 30,	% of	%
	2014	Revenue	2013	Revenue	Change

Revenue	$30,348,154	100.00%	$21,906,648	100.00%	38.5%

Cost of goods sold	29,656,150		21,344,198		38.9%

Gross profit [1]	692,004	2.28%	562,450	2.57%	23.0%

Operating expenses:
Distribution, selling and administrative	387,611	1.28%	331,173	1.51%	17.0%
Depreciation and amortization	47,334	0.16%	41,138	0.19%	15.1%
Warrants	145,040	0.48%	35,815	0.16%
Employee severance, litigation and other	1,142	- %	19,678	0.09%
Total operating expenses	581,127	1.91%	427,804	1.95%	35.8%

Operating income	110,877	0.37%	134,646	0.61%	-17.7%

Other (income) loss	(1,312)	- %	525	- %

Interest expense, net	20,903	0.07%	18,190	0.08%	14.9%

Loss on early retirement of debt	32,954	0.11%	-	- %

Income before income taxes	58,332	0.19%	115,931	0.53%	-49.7%

Income taxes	71,112	0.23%	51,821	0.24%	37.2%

(Loss) income from continuing operations	(12,780)	-0.04%	64,110	0.29%	-119.9%

Income from discontinued operations, net of income taxes	-		104,329

Net (loss) income	($12,780)	-0.04%	$168,439	0.77%

Basic earnings per share:
Continuing operations	($0.06)		$0.28		-121.4%
Discontinued operations	-		0.45
Total	($0.06)		$0.73

Diluted earnings per share:
Continuing operations	($0.06)		$0.27		-122.2%
Discontinued operations	-		0.44
Total	($0.06)		$0.71

Weighted average common shares outstanding:
Basic	225,727		231,002
Diluted [2]	225,727		235,669		-4.2%

1     Includes a $2.5 million gain from antitrust litigation settlements and a $133.2 million LIFO expense in the three months ended June 30, 2014.  Includes a $6.0 million gain from antitrust litigation settlements and a $122.1 million LIFO expense in the three months ended June 30, 2013.

2     Stock options, restricted stock, restricted stock units and the Warrants issued to Walgreens and Alliance Boots were anti-dilutive for the three months ended June 30, 2014.  The dilutive effect of these items is included in the three months ended June 30, 2013.

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Nine		Nine
	Months Ended		Months Ended
	June 30,	% of	June 30,	% of	%
	2014	Revenue	2013	Revenue	Change

Revenue	$87,980,419	100.00%	$63,490,127	100.00%	38.6%

Cost of goods sold	85,870,597		61,549,860		39.5%

Gross profit [1]	2,109,822	2.40%	1,940,267	3.06%	8.7%

Operating expenses:
Distribution, selling and administrative	1,128,012	1.28%	975,409	1.54%	15.6%
Depreciation and amortization	135,778	0.15%	119,690	0.19%	13.4%
Warrants	267,000	0.30%	39,576	0.06%
Employee severance, litigation and other	7,411	0.01%	21,383	0.03%
Total operating expenses	1,538,201	1.75%	1,156,058	1.82%	33.1%

Operating income	571,621	0.65%	784,209	1.24%	-27.1%

Other (income) loss	(5,692)	-0.01%	1,251	- %

Interest expense, net	59,209	0.07%	55,225	0.09%	7.2%

Loss on early retirement of debt	32,954	0.04%	-	- %

Income before income taxes	485,150	0.55%	727,733	1.15%	-33.3%

Income taxes	268,922	0.31%	284,859	0.45%	-5.6%

Income from continuing operations	216,228	0.25%	442,874	0.70%	-51.2%

Loss from discontinued operations, net of income taxes	(7,546)		(60,190)

Net income	$208,682	0.24%	$382,684	0.60%

Basic earnings per share:
Continuing operations	$0.95		$1.91		-50.3%
Discontinued operations	(0.03)		(0.26)
Rounding	(0.01)		-
Total	$0.91		$1.65

Diluted earnings per share:
Continuing operations	$0.92		$1.88		-51.1%
Discontinued operations	(0.03)		(0.26)
Rounding	-		0.01
Total	$0.89		$1.63

Weighted average common shares outstanding:
Basic	228,477		231,273
Diluted [2]	235,532		235,428		- %

1     Includes a $24.4 million gain from antitrust litigation settlements and a $293.6 million LIFO expense in the nine months ended June 30, 2014.  Includes a $21.7 million gain from antitrust litigation settlements and a $123.0 million LIFO expense in the nine months ended June 30, 2013.

2     Includes the dilutive effect of stock options, restricted stock, restricted stock units and the Warrants issued to Walgreens and Alliance Boots.

AMERISOURCEBERGEN CORPORATION

RECONCILIATION OF CONTINUING OPERATIONS (GAAP) TO ADJUSTED CONTINUING OPERATIONS (NON-GAAP)

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30, 2014									% Change vs. Prior Year Quarter
	GAAP	Warrants [2]	Gain on Antitrust Litigation Settlements	LIFO Expense	Acquisition Related Intangibles Amortization	Employee Severance, Litigation and Other	Loss on Early Retirement of Debt	Adjusted Non-GAAP		Adjusted Non-GAAP

Revenue	$30,348,154	$-	$-	$-	$-	$-	$-	$30,348,154		38.5%
Cost of goods sold	29,656,150	-	2,524	(133,237)	-	-	-	29,525,437		39.1%
Gross profit	692,004	-	(2,524)	133,237	-	-	-	822,717		21.2%
Operating expenses	581,127	(145,040)	-	-	(5,701)	(1,142)	-	429,244		17.2%
Operating income	110,877	145,040	(2,524)	133,237	5,701	1,142	-	393,473		26.0%
Other income	(1,312)	-	-	-	-	-	-	(1,312)
Interest expense, net	20,903	(926)	-	-	-	-	-	19,977		9.8%
Loss on early retirement of debt	32,954	-	-	-	-	-	(32,954)	-
Income before income taxes	58,332	145,966	(2,524)	133,237	5,701	1,142	32,954	374,808		27.7%
Income taxes [1]	71,112	6,665	(981)	50,564	2,170	439	12,458	142,427		29.7%
(Loss) income from continuing operations	$(12,780)	$139,301	$(1,543)	$82,673	$3,531	$703	$20,496	$232,381		26.4%

Diluted earnings per share from continuing operations [2]	-$0.06	$0.61	-$0.01	$0.36	$0.02	$-	$0.09	$1.01	[3]	29.50%

Diluted weighted average common shares outstanding [2]	225,727	230,674	230,674	230,674	230,674	230,674	230,674	230,674

Percentages of revenue:

Gross profit	2.28%							2.71%
Operating expenses	1.91%							1.41%
Operating income	0.37%							1.30%

1 The amount of Warrant expense deductible for tax purposes is based on the initial valuation of the Warrants.  Therefore, the income tax rate on Warrant expense will vary by quarter depending upon the quarterly changes in the fair value of the Warrants.

2 Warrant expense is recorded as an operating expense.  For the reconciling items and the non-GAAP presentation, diluted earnings per share from continuing operations and diluted weighted average common shares outstanding have been adjusted to exclude the impact from the shares repurchased under the special $650 million share repurchase program (415 shares) and to include the dilutive effect of outstanding stock options and restricted stock (4,532 shares) that were considered anti-dilutive for the GAAP presentation.  In connection with the special share repurchase program, which was previously announced in May 2014, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

3 The sum of the components may not equal the total due to rounding.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

AMERISOURCEBERGEN CORPORATION

RECONCILIATION OF CONTINUING OPERATIONS (GAAP) TO ADJUSTED CONTINUING OPERATIONS (NON-GAAP)

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30, 2013
	GAAP	Warrant Expense	Gain on Antitrust Litigation Settlements	LIFO Expense	Acquisition Related Intangibles Amortization	Employee Severance, Litigation and Other	Adjusted Non-GAAP

Revenue	$21,906,648	$-	$-	$-	$-	$-	$21,906,648
Cost of goods sold	21,344,198	-	5,984	(122,077)	-	-	21,228,105
Gross profit	562,450	-	(5,984)	122,077	-	-	678,543
Operating expenses	427,804	(35,815)	-	-	(6,096)	(19,678)	366,215
Operating income	134,646	35,815	(5,984)	122,077	6,096	19,678	312,328
Other loss	525	-	-	-	-	-	525
Interest expense, net	18,190	-	-	-	-	-	18,190
Income before income taxes	115,931	35,815	(5,984)	122,077	6,096	19,678	293,613
Income taxes [1]	51,821	3,137	(2,238)	47,451	2,280	7,360	109,811
Income from continuing operations	$64,110	$32,678	$(3,746)	$74,626	$3,816	$12,318	$183,802

Diluted earnings per share from continuing operations	$0.27	$0.14	$(0.02)	$0.32	$0.02	$0.05	$0.78	[2]

Diluted weighted average common shares outstanding	235,669	235,669	235,669	235,669	235,669	235,669	235,669

Percentages of revenue:

Gross profit	2.57%						3.10%
Operating expenses	1.95%						1.67%
Operating income	0.61%						1.43%

1 The amount of Warrant expense deductible for tax purposes is based on the initial valuation of the Warrants.  Therefore, the income tax rate on Warrant expense will vary by quarter depending upon the quarterly changes in the fair value of the Warrants.

2 The sum of the components may not equal the total due to rounding.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

AMERISOURCEBERGEN CORPORATION

RECONCILIATION OF CONTINUING OPERATIONS (GAAP) TO ADJUSTED CONTINUING OPERATIONS (NON-GAAP)

(in thousands, except per share data)

(unaudited)

										% Change vs.
	Nine Months Ended June 30, 2014									Prior Year
	GAAP	Warrants [2]	Gain on Antitrust Litigation Settlements	LIFO Expense	Acquisition Related Intangibles Amortization	Employee Severance, Litigation and Other	Loss on Early Retirement of Debt	Adjusted Non-GAAP		Adjusted Non-GAAP

Revenue	$87,980,419	$-	$-	$-	$-	$-	$-	$87,980,419		38.6%
Cost of goods sold	85,870,597	-	24,396	(293,647)	-	-	-	85,601,346		39.3%
Gross profit	2,109,822	-	(24,396)	293,647	-	-	-	2,379,073		16.5%
Operating expenses	1,538,201	(267,000)	-	-	(17,484)	(7,411)	-	1,246,306		15.7%
Operating income	571,621	267,000	(24,396)	293,647	17,484	7,411	-	1,132,767		17.4%
Other income	(5,692)	-	-	-	-	-	-	(5,692)
Interest expense, net	59,209	(926)	-	-	-	-	-	58,283		5.5%
Loss on early retirement of debt	32,954	-	-	-	-	-	(32,954)	-
Income before income taxes	485,150	267,926	(24,396)	293,647	17,484	7,411	32,954	1,080,176		18.9%
Income taxes [1]	268,922	19,295	(9,224)	111,014	6,611	2,802	12,458	411,878		19.9%
Income from continuing operations	$216,228	$248,631	$(15,172)	$182,633	$10,873	$4,609	$20,496	$668,298		18.4%

Diluted earnings per share from continuing operations [2]	$0.92	$1.07	$(0.06)	$0.78	$0.05	$0.02	$0.09	$2.86	[3]	19.20%

Diluted weighted average common shares outstanding [2]	235,532	233,450	233,450	233,450	233,450	233,450	233,450	233,450

Percentages of revenue:

Gross profit	2.40%							2.70%
Operating expenses	1.75%							1.42%
Operating income	0.65%							1.29%

1 The amount of Warrant expense deductible for tax purposes is based on the initial valuation of the Warrants.  Therefore, the income tax rate on Warrant expense will vary by quarter depending upon the quarterly changes in the fair value of the Warrants.

2 Warrant expense is recorded as an operating expense.  For the reconciling items and the non-GAAP presentation, diluted earnings per share from continuing operations and diluted weighted average common shares outstanding have been adjusted to exclude the impact of the accounting dilution from the unexercised Warrants (2,221 shares), and the impact from the shares repurchased under the special $650 million share repurchase program (139 shares).  In connection with the special share repurchase program, which was previously announced in May 2014, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

3 The sum of the components may not equal the total due to rounding.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

AMERISOURCEBERGEN CORPORATION

RECONCILIATION OF CONTINUING OPERATIONS (GAAP) TO ADJUSTED CONTINUING OPERATIONS (NON-GAAP)

(in thousands, except per share data)

(unaudited)

	Nine Months Ended June 30, 2013
	GAAP	Warrant Expense	Gain on Antitrust Litigation Settlements	LIFO Expense	Acquisition Related Intangibles Amortization	Employee Severance, Litigation and Other	Adjusted Non-GAAP

Revenue	$63,490,127	$-	$-	$-	$-	$-	$63,490,127
Cost of goods sold	61,549,860	-	21,748	(123,029)	-	-	61,448,579
Gross profit	1,940,267	-	(21,748)	123,029	-	-	2,041,548
Operating expenses	1,156,058	(39,576)	-	-	(18,293)	(21,383)	1,076,806
Operating income	784,209	39,576	(21,748)	123,029	18,293	21,383	964,742
Other loss	1,251	-	-	-	-	-	1,251
Interest expense, net	55,225	-	-	-	-	-	55,225
Income before income taxes	727,733	39,576	(21,748)	123,029	18,293	21,383	908,266
Income taxes [1]	284,859	4,267	(8,216)	47,813	6,918	8,004	343,645
Income from continuing operations	$442,874	$35,309	$(13,532)	$75,216	$11,375	$13,379	$564,621

Diluted earnings per share from continuing operations	$1.88	$0.15	$(0.06)	$0.32	$0.05	$0.06	$2.40	[2]

Diluted weighted average common shares outstanding	235,428	235,428	235,428	235,428	235,428	235,428	235,428

Percentages of revenue:

Gross profit	3.06%						3.22%
Operating expenses	1.82%						1.70%
Operating income	1.24%						1.52%

1 The amount of Warrant expense deductible for tax purposes is based on the initial valuation of the Warrants.  Therefore, the income tax rate on Warrant expense will vary by quarter depending upon the quarterly changes in the fair value of the Warrants.

2 The sum of the components may not equal the total due to rounding.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,
Revenue	2014	2013	% Change

Pharmaceutical Distribution	$29,812,837	$21,407,853	39.3%
Other	620,275	549,400	12.9%
Intersegment eliminations	(84,958)	(50,605)	67.9%

Revenue	$30,348,154	$21,906,648	38.5%

	Three Months Ended June 30,
Operating Income	2014	2013	% Change

Pharmaceutical Distribution	$359,795	$278,728	29.1%
Other	33,678	33,600	0.2%
Gain on antitrust litigation settlements	2,524	5,984
LIFO expense	(133,237)	(122,077)
Acquisition related intangibles amortization	(5,701)	(6,096)
Warrant expense	(145,040)	(35,815)
Employee severance, litigation and other	(1,142)	(19,678)

Operating income	$110,877	$134,646	-17.7%

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.32%	2.58%
Operating expenses	1.11%	1.28%
Operating income	1.21%	1.30%

Other
Gross profit	21.19%	23.04%
Operating expenses	15.76%	16.92%
Operating income	5.43%	6.12%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.28%	2.57%
Operating expenses	1.91%	1.95%
Operating income	0.37%	0.61%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	2.71%	3.10%
Operating expenses	1.41%	1.67%
Operating income	1.30%	1.43%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Nine Months Ended June 30,
Revenue	2014	2013	% Change

Pharmaceutical Distribution	$86,367,923	$62,061,060	39.2%
Other	1,796,910	1,569,392	14.5%
Intersegment eliminations	(184,414)	(140,325)	31.4%

Revenue	$87,980,419	$63,490,127	38.6%

	Nine Months Ended June 30,
Operating Income	2014	2013	% Change

Pharmaceutical Distribution	$1,019,506	$866,482	17.7%
Other	113,261	98,260	15.3%
Gain on antitrust litigation settlements	24,396	21,748
LIFO expense	(293,647)	(123,029)
Acquisition related intangibles amortization	(17,484)	(18,293)
Warrant expense	(267,000)	(39,576)
Employee severance, litigation and other	(7,411)	(21,383)

Operating income	$571,621	$784,209	-27.1%

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.29%	2.69%
Operating expenses	1.11%	1.29%
Operating income	1.18%	1.40%

Other
Gross profit	22.17%	23.81%
Operating expenses	15.87%	17.55%
Operating income	6.30%	6.26%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.40%	3.06%
Operating expenses	1.75%	1.82%
Operating income	0.65%	1.24%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	2.70%	3.22%
Operating expenses	1.42%	1.70%
Operating income	1.29%	1.52%

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

ASSETS

	June 30,	September 30,
	2014	2013
Current assets:
Cash and cash equivalents	$1,261,864	$1,231,006
Accounts receivable, net	6,133,228	6,051,920
Merchandise inventories	8,421,977	6,981,494
Prepaid expenses and other	74,317	129,231
Total current assets	15,891,386	14,393,651

Property and equipment, net	882,162	803,561
Other long-term assets	3,857,058	3,721,426

Total assets	$20,630,606	$18,918,638

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$14,809,789	$13,335,792
Other current liabilities	1,529,570	1,534,843
Total current liabilities	16,339,359	14,870,635

Long-term debt	1,995,482	1,396,606

Other long-term liabilities	309,410	331,652

Stockholders’ equity	1,986,355	2,319,745

Total liabilities and stockholders’ equity	$20,630,606	$18,918,638

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine	Nine
	Months Ended	Months Ended
	June 30,	June 30,
	2014	2013

Operating Activities:
Net income	$208,682	$382,684
Loss from discontinued operations	7,546	60,190
Income from continuing operations	216,228	442,874
Adjustments to reconcile income from continuing operations to net cash provided by operating activities [1]	456,446	207,560
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(535,806)	(835,697)
Merchandise inventories [2]	(1,002,589)	(399,087)
Accounts payable, accrued expenses, and income taxes	1,475,627	1,380,353
Other	30,135	(60,964)
Net cash provided by operating activities - continuing operations	640,041	735,039
Net cash (used in) provided by operating activities - discontinued operations	(7,546)	84,025
Net cash provided by operating activities	632,495	819,064

Investing Activities:
Capital expenditures	(198,670)	(137,927)
Proceeds from sales of businesses	-	331,630
Cost of equity investments	(117,794)	-
Other	(2,737)	523
Net cash (used in) provided by investing activities - continuing operations	(319,201)	194,226
Net cash used in investing activities - discontinued operations	-	(11,672)
Net cash (used in) provided by investing activities	(319,201)	182,554

Financing Activities:
Net borrowings	566,402	-
Purchases of common stock [3]	(570,593)	(401,091)
Exercises of stock options	109,694	132,766
Cash dividends on common stock	(161,558)	(147,005)
Purchases of capped call options	(211,397)	(27,906)
Other	(14,984)	(6,867)
Net cash used in financing activities - continuing operations	(282,436)	(450,103)
Net cash used in financing activities - discontinued operations	-	(50,538)
Net cash used in financing activities	(282,436)	(500,641)

Increase in cash and cash equivalents	30,858	500,977

Cash and cash equivalents at beginning of period	1,231,006	1,066,608

Cash and cash equivalents at end of period	$1,261,864	$1,567,585

1 Adjustments include non-cash warrant expense of $267.0 million and $39.6 million for the nine months ended June 30, 2014 and 2013, respectively.

2 Merchandise inventories include LIFO expense of $293.6 million and $123.0 million for the nine months ended June 30, 2014 and 2013, respectively.

3 Includes purchases made under the special share repurchase program totaling $138.8 million.  Additional purchases made in June 2014 under the special program totaling $2.9 million cash settled in July 2014.